EXHIBIT F-1



                                      September 29, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

               Re:  Vectren Corporation, Declaration, File No. 70-9703

Dear Sirs:

     Vectren  Corporation  ("Vectren") and its wholly-owned  subsidiary  Vectren
Utility Holdings, Inc. (collectively "Applicants") have applied to the Securities and Exchange Commission ("Commission") for authority to create an intermediate holding company and to purchase, through two of its subsidiaries, certain gas distribution assets of The Dayton Power & Light Company (the "Acquisition"). Vectren has also requested that the Commission issue an order finding it exempt from the requirements, except Section 9(a), of the Public Utility Holding Company Act of 1935, pursuant to Section 3(a)(1). As counsel for Applicants and their subsidiary and associate companies, I deliver this opinion to you for filing as Exhibit F-1 to the Declaration referenced above. Briefly stated, Vectren is seeking Commission authority to complete the Acquisition and related transactions described in the Declaration as amended.

     I am a member of the bar of Ohio, the place of organization of Vectren. I am not a member of the bar of any other country or state and do not hold myself out as an expert in the laws of such states, although I have consulted and will consult with counsel to Vectren who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained directly or indirectly by Vectren.

     In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Declaration.

     The opinions expressed below are limited to Vectren and each of its subsidiaries and associate companies and subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     o The Commission shall have duly entered an appropriate order or orders with respect to the proposed transactions, as described in the Declaration, permitting the Declaration to become effective under the Act and the rules and regulations thereunder, and the proposed transactions are consummated in accordance with the Declaration and the Commission's orders.

     o No act or event other than as described herein shall have occurred subsequent to the date hereof, which would change the opinions expressed below.

     o With respect to Vectren and each of its subsidiaries and associate companies, appropriate corporate actions will have been taken by both the issuer and acquirer of the securities contemplated by the Declaration and the documents transferring the securities will have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid.

     o Vectren and each of its subsidiaries and associate companies involved in the proposed transactions, will at the time of the proposed transactions be validly incorporated or formed business entity in the jurisdiction in which it is domiciled.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, it is my opinion that, with respect to Vectren and each of its subsidiaries and associate companies, in the event the proposed transactions are consummated in accordance with the
Declaration:

     (a) all state laws applicable to the proposed transactions will have been complied with;

     (b) the issuer of any securities proposed in the Declaration is validly organized and duly existing;

     (c) any stock security issued is, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges, and any debt security is a valid and binding obligation of the issuer or guarantor in accordance with its terms;

     (d) the Applicants will legally acquire any securities or assets subject to this Declaration, and;

     (e) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Vectren or any of its subsidiaries and associate companies.

     I hereby consent to the filing of this opinion as an exhibit to the Application-Declaration.

                                       Very truly yours,


                                       //signed//


                                       Ronald E. Christian
                                       Senior Vice President, General Counsel
                                                and Secretary